Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Forms S-8 (No. 333-80167 and 333-145272) of Popular, Inc. of our report dated June 26, 2009 relating to the financial statements of Popular, Inc. U.S.A. 401(k) Savings & Investment Plan, which appears in this Form 11-K.
PricewaterhouseCoopers LLP
New York, NY
June 26, 2009